Exhibit 99.1

September 17, 2018

Dear Shareholders,

At the end of last week, we closed on the sale of our remaining Yahoo Japan shares, a transaction we announced earlier in the week but due to securities regulations, we were restricted in what we could say until today.

The transaction was unique and successfully executed – it was structured as what is called an “accelerated bookbuild offering” or “ABO” and was orchestrated very quickly and culminated in the sale of $4.3 billion of stock (an amount which represented over 100% of the pre-existing public float of the company). We understand that it was the largest secondary ABO ever for a Japanese stock and it was priced at a 4.6% discount to the previous closing price, which compares favorably despite its relative size.

This concluded a process that we began in February 2018 when we said that we would seek to monetize the Yahoo Japan position. At that time, we were subject to contractual restrictions on our ability to sell the shares but said that we were optimistic we would find a way. Seven months later, after an extensive negotiation resulting in the termination of our joint venture agreement with SoftBank, the related sale to them of $2 billion of our Yahoo Japan stock and with this most recent transaction, we have done just that.

We will use the proceeds from these sales to repurchase stock and so today we are announcing a new share repurchase authorization of $5.75 billion. This replaces that portion of the prior share repurchase authorization that was unused. We will have flexibility to use this authorization in a manner that we believe is best for shareholder value. Our current intent is to repurchase shares in the open market.

We are also pleased to announce today that we have reached an agreement in principle (subject to court approval) to settle the consumer class action litigation related to the Yahoo data breach. We have also received final court approval of the securities class action settlement, and we have negotiated an agreement to settle the shareholder derivative litigation (subject to court approval). We estimate that the Company will incur an incremental net $47 million in litigation settlement expenses to resolve all three cases. Together, these developments mark a significant milestone in cleaning up our contingent liabilities related to the Yahoo data breach.

But these recent developments are just the latest in Altaba’s eventful, 15 month existence ...

When we began life as Altaba, I wrote to you outlining a few principles and beliefs about our new company including, among other things, that:

•	simplification feels inevitable;

•	to a significant extent, we control our own destiny; and

•	we have multiple paths to success.

These have been borne out.

We didn’t know then exactly how events would unfold, but we had a belief that with hard work, creative thinking, and a relentless focus on shareholder value we could deliver good results. A little more than a year later, we have delivered shareholder returns materially in excess of our largest single holding, Alibaba, and more than double that of a weighted average composite of our two principal equity holdings:

	June 13, 2017	Current[2]	% Change
Altaba	$52.00	$67.75	30.3%
Composite[1]	100.00	114.13	14.1%

Alibaba	$136.60	$164.74	20.6%
Yahoo Japan	¥478.00	¥357.14	-25.3%

Notes:

(1)	Represents a composite of 85.7% Alibaba and 14.3% Yahoo Japan, which was the relative mix of the company’s principal equity investments on June 13, 2017.
(2)	For Altaba and Alibaba, represents the closing prices on September 14, 2018; for Yahoo Japan, represents the weighted average sale price of ¥357.14 and a constant exchange rate of 111 ¥/$.

Over the past fifteen months, we have among other things:

•	conducted a $3.4 billion cash self-tender for our shares to capitalize on index fund selling contemporaneous with the sale of the Yahoo operating business to Verizon;

•	sold in excess of $220 million of secondary assets;

•	spent $6.8 billion in open market repurchases of our stock;

•	secured a $3 billion margin loan to add to our financial flexibility;

•	conducted a custom-designed $13.8 billion exchange offer with a contemporaneous $5.7 billion Alibaba share sale;

•	announced an intent to exit our Yahoo Japan position and delivered against that objective within seven months, generating pre-tax proceeds of $6.5 billion;

•	navigated extensive regulatory issues unique to Altaba and these transactions throughout this period; and

•

resolved (in some cases subject to final court approval) various liabilities or contingent liabilities related to the Yahoo data breach including the SEC investigation, shareholder litigation, shareholder derivative litigation, and now the aforementioned consumer class action.

While we’re not quite done, we stand today as a vastly simplified company, with 98% of our assets in one stock or cash and a much shorter list of contingent liabilities. We have a trading history of very high correlation to Alibaba, while materially outperforming it on a total return basis. And yet we continue to trade at a material discount to our after-tax Net Asset Value, which we will continue to actively seek to reduce.

One of our top priorities over the next few months is to continue to engage with the relevant tax authorities to clarify certain historical, current and prospective tax issues. This is a process that we do not fully control and there is no certainty that it will bear fruit. However, it is one we believe is worth the time and effort. The interplay of this process with any decisions we make to take certain actions or pursue future transactions designed to increase shareholder value is complex and doesn’t lend itself to an easy summary. We retain a number of options that our Board and management will continue to evaluate, including continuing to hold the Alibaba shares, selling or exchanging Alibaba shares to capture the difference between what we believe to be the appropriate value for our stock and actual trading value, the adoption of a plan of liquidation and dissolution, and other pursuits that could offer additional benefit but are currently materially less likely for regulatory or other reasons. As has previously been the case, given the various contractual, legal, regulatory, tax and practical considerations involved, there is no certainty that any of these paths will be taken and we cannot put a clock on the determination of future actions. Though we reiterate that we intend to proceed as expeditiously as we deem to be in your best interest and subject to our fiduciary duties.

As was true fifteen months ago, we remain relentlessly focused on our principles — delivering shareholder value, providing transparency where possible and in our shareholders’ interests, and operating with the utmost integrity at every turn.

As always, we thank you for your support.

Best,

Thomas J. McInerney

Chief Executive Officer, Altaba Inc.